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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the use in this Amendment No. 3 to Registration Statement No. 333-133433 of (i) our report dated April 20, 2006, relating to the consolidated financial statements of MainLine L.P. and subsidiaries and Glenmoor, Ltd. and subsidiaries, (ii) our report dated April 20, 2006, relating to the consolidated balance sheets of MainLine Management LLC and subsidiaries, and (iii) our report dated July 3, 2006, relating to the balance sheet of Buckeye GP Holdings L.P., appearing in the Prospectus, which are a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, PA

July 14, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM